Exhibit 99.1

July 12, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Signs A Major Manufacturing, Marketing, And
Sales Agreement With Texas Based Duplium Corporation

Tulsa, OK, July 12 , 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that a major manufacturing, marketing, and sales arrangement has been entered into with Texas based Duplium Corporation. Duplium, one of the largest North American DVD/CD manufacturing and digital media companies, has committed a multi-million dollar manufacturing line to produce DVDplus© and more than 25,000 square feet of manufacturing space to further enhance and support many of EXNT's product lines.

Duplium hired one of the top North American DVD/CD salespersons to market and distribute EXNT's dual-sided disc (DVD Plus©). Duplium also has a comprehensive sales force in both the United States and Canada. Duplium maintains approximately 275,000 square feet of manufacturing space in the United States and Canada. For more information on Duplium, please visit www.duplium.com.

Bernie Anderson, CEO of Duplium Corporation, stated, "Duplium is extremely excited to offer this dynamic Optical platform into the North American market place. Duplium again is showing a commitment to market changing technologies for the benefit of our clients."

Mark Pempsell, Director of EnXnet, Inc., stated, "With Duplium's world class sales and marketing force behind the One Disc™/DVD Plus© product, I feel confident that we will expand into a wide variety of recently untapped customers. With Duplium marketing the product to their well-established clientele, the result will be significant increase in EnXnet's revenues."

Michael Jackson, President US Operation of Duplium Corporation, stated, "We have committed a serious amount of space and resources for the manufacture and sale of the DVDplus© product because it is unmatched in the market place. In fact, we have planned to expand to several manufacturing lines as sales grow for this product."

The dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
or
Duplium Corporation
Keith Eckhardt
National Sales Manager
2029 Westgate Drive
Suite 120
Carrollton, TX 75006
972-512-0014
email: keckhardt@duplium.com